Exhibit 10.1

SECOND AMENDMENT TO MERGER AGREEMENT

This SECOND AMENDMENT TO MERGER AGREEMENT (this “Amendment”) is made and entered into as of March 12, 2024, by and among XTI Aircraft Company, a Delaware corporation (the “Company”), Superfly Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Inpixon, a Nevada corporation (“Parent”). Parent, Merger Sub and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of July 24, 2023, as amended by the First Amendment to Merger Agreement dated December 30, 2023 (as amended, the “Merger Agreement”);

WHEREAS, Section 9.3 of the Merger Agreement provides that the Merger Agreement may be amended by an instrument signed by each of the Parties thereto;

WHEREAS, the Parties desire to amend the Merger Agreement as set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

Section 1.01 Definitions. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

Amendment to Section 5.2(h)(a) . Section 5.2(h) of the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

(h) “Parent Permitted Issuances” means any issuance by Parent after the date of this Agreement and prior to the Effective Time of shares of Parent Common Stock or Parent Preferred Stock, including pursuant to an at-the-market offering, or derivative Parent securities that by their terms automatically will be converted into or exercised or exchanged for shares of Parent Common Stock prior to the Effective Time, or, if not subject to such automatic conversion, exercise or exchange, subject to prior written approval of the Company, Parent derivative securities issued pursuant to one or more capital raising transactions or in consideration of cancellation of indebtedness; provided, however, that Parent Permitted Issuances shall not include any issuance of shares of any class or series of capital stock by Parent that has preferential rights or privileges as to dividends, distributions, liquidation, dissolution, winding up, redemption, repurchase or any other rights that create a preference relative to the Parent Common Stock except for any Parent Preferred Stock issued in exchange for all or a portion of the outstanding Streeterville Notes or for cash.

Section 1.03 Amendment to Section 7.20. Section 7.20 of the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

“7.20 [Intentionally Omitted].”

Section 1.04 Amendment to Section 8.1.  A new clause as provided below is added as Section 8.1(h).

“(h) Parent or the Company shall have completed one or more Parent Permitted Issuances or Company Permitted Issuances in an aggregate amount necessary to satisfy the NASDAQ initial listing requirements upon Closing, to the extent required.”

Section 1.05 Amendment to Certain Defined Terms of Exhibit A.

(A) Each of the defined terms “Company Fully-Diluted Shares Outstanding,” “Maxim Shares,” “Parent Fully-Diluted Shares Outstanding” and “Streeterville Notes” set forth in Section 2(d), Section 2(g), Section 2(n) and Section 2(o) of Exhibit A of the Merger Agreement, respectively, is hereby amended and restated to read in its entirety as follows:

(d) “Company Fully-Diluted Shares Outstanding” means (A) the sum of (i) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, including in respect of Company Permitted Issuances (for the avoidance of doubt, this clause (i) excludes shares of Company Common Stock held in “treasury” or directly or indirectly by the Company), (ii) the total number of shares of Company Common Stock issuable upon exercise of Assumed Company Warrants outstanding immediately prior to the Effective Time, (iii) the total number of shares of Company Common Stock issuable upon exercise of the Company Options outstanding immediately prior to the Effective Time, (iv) the total number of shares of Company Common Stock issuable upon exercise or conversion of Company Convertible Notes outstanding immediately prior to the Effective Time and (v) the Company Derivative Financing Shares Outstanding, minus (B) the XTI Maxim Shares.

(g) “Maxim Shares” means the total number of shares of Parent Common Stock that Maxim Group LLC would have been entitled to pursuant to that certain Engagement Letter dated May 16, 2023 as may be subsequently amended from time to time (the “Maxim Engagement Letter”).

(n) “Parent Fully-Diluted Shares Outstanding” means the sum of (i) the total number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time, including Parent Common Stock issued on exercise of the May 2023 Parent Warrants prior to the Effective Time (for the avoidance of doubt, this clause (i) excludes shares of Parent Common Stock held in “treasury” or directly or indirectly by Parent), (ii) the total number of shares of Parent Common Stock issuable upon conversion of Parent Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any non-convertible Parent Preferred Stock), (iii) the total number of shares of Parent Common Stock issuable upon exercise of the Parent Warrants outstanding immediately prior to the Effective Time (excluding the May 2023 Parent Warrants to the extent not exercised prior to the Effective Time), (iv) the total number of shares of Parent Common Stock issuable upon exercise or vesting of the Parent Equity Awards outstanding immediately prior to the Effective Time, (v) the Maxim Shares, and (vi) shares of Parent Common Stock issued or issuable without payment or potential payment of additional cash consideration upon conversion, exercise or exchange of derivative securities issued pursuant to Parent Permitted Issuances.

(i) Note Adjustment Percentage” means the percentage determined pursuant to the following formula: g*(h/i), where

g = 0.3%

h = the sum of (i) the principal amount of, and the amount of accrued but unpaid interest on, the Streeterville Notes and (ii) the stated value and the value of any accrued but unpaid preferred returns and dividends underlying any Parent Preferred Stock, issued to Streeterville in exchange for the Streeterville Notes, , outstanding as of immediately prior to the Effective Time

i = $1,000,000

(B) A new definition as provided below is added as Section 2(o) of Exhibit A, with any definition thereafter renumbered accordingly.

(o) “XTI Maxim Shares” means the total number of shares of Company Common Stock to be issued by the Company to Maxim Group LLC immediately prior to the Closing pursuant to the Maxim Engagement Letter.

Section 1.06 Updated Illustrative Example of Exchange Ratio. An updated illustrative example of the calculation of the Exchange Ratio is attached hereto, which replaces the illustrative example attached to the Merger Agreement in its entirety.

Section 1.07 Amendment to Section 7.22.  Section 7.22 of the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

7.22  Resale Registration Statement. Parent agrees that Parent will file a registration statement under the Securities Act within ten (10) Business Days following the filing of the Company’s Form 10-K for the period ended December 31, 2023 registering the resale of all shares of Parent Common Stock issued pursuant to this Agreement to David Brody, Susan R. Brody, the David E. Brody 2019 Spousal Trust and the Jason S. Brody 2019 Trust (each, a “Selling Stockholder” and, together, the “Selling Stockholders”), and shall use its reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable after the Closing. Any costs or expenses incurred by Parent only at the written request of the Company or by the Company in the preparation of such registration statement prior to the Closing Date shall be borne by the Company. The Parties acknowledge and agree that each Selling Stockholder shall be a third-party beneficiary of this Section 7.22.

Section 1.08 Amendment to Section 10.10. Section 10.10 of the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

10.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except for (a) the right of a holder of each share of Company Common Stock converted into the right to receive the Merger Consideration as provided in Section 2.1(b), (b) the rights of the Company’s stockholders to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s willful breach of this Agreement (provided, that the rights granted pursuant to this clause shall be enforceable on behalf of the stockholders only by the Company in its sole and absolute discretion) and (c) the rights of the Selling Stockholders to pursue claims for damages and other relief, including equitable relief, for Parent’s breach of Section 7.22, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 1.09 No Other Amendments. The Parties agree that all other provisions of the Merger Agreement shall, subject to the amendments expressly set forth herein, continue unmodified, in full force and effect and constitute legal and binding obligations of the Parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein. This Amendment forms an integral and inseparable part of the Merger Agreement.

Section 1.10 References. Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Merger Agreement shall, effective from the date of this Amendment, refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement and references in the Merger Agreement, as amended hereby, to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to July 24, 2023, and references to the date of this Amendment and “as of the date of this Amendment” shall refer to March 12, 2024.

Section 1.11 Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each Party thereto and hereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties.

Section 1.12 Incorporation by Reference. Each of the provisions under Section 10.7 (Governing Law; Venue), Section 10.11 (Waiver of Jury Trial) and Section 10.12 (Counterparts; Delivery) of the Merger Agreement shall be incorporated into this Amendment by reference as if set out in full herein, mutatis mutandis.

Section 1.13 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions and matters contemplated by this Amendment. The Parties further agree that each Party shall cooperate in good faith in advancing the Transactions.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed by their respective officers hereunto duly authorized.

INPIXON

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Chief Executive Officer

SUPERFLY MERGER SUB INC.

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	President

XTI AIRCRAFT COMPANY

By:	/s/ Scott Pomeroy
Name:	Scott Pomeroy
Title:	Chief Financial Officer

[Signature Page to Second Amendment to Merger Agreement]

Updated Illustrative Example